Exhibit 99.1

May 8, 2012

Savient Pharmaceuticals Enters Into Definitive Financing and Debt Restructuring Agreements

Will Raise $44 Million in Net Proceeds and Extend Maturity on Significant Portion of its Debt Delaware Court Denies Tang Capital Partners’ Request for Injunction Against Transaction

EAST BRUNSWICK, N.J., May 8, 2012 /PRNewswire/ — Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that the Company has entered into definitive agreements with certain holders of its currently outstanding 4.75% convertible senior notes due 2018 (the “Existing Notes”). Pursuant to the terms of the definitive agreements, upon the closing of the transactions contemplated therein, which is expected to occur on May 9, 2012, subject to certain customary closing conditions, the Company will raise approximately $44 million in net proceeds and extend the maturity date of approximately 50% of the Existing Notes by approximately 15 months.

The transactions contemplated by the definitive agreements consists of an exchange by certain holders of the Company’s Existing Notes for units (“Units”) comprised of senior secured discount notes due 2019 (“New Notes”) and warrants to purchase shares of the Company’s Common Stock at an exercise price equal to a 15% premium to the closing price of the Company’s Common Stock on May 4, 2012 (the “Warrants”), and the further sale of additional Units to such Holders. The New Notes will be secured by a first priority security interest in and liens on certain of the assets and properties of the Company and its subsidiaries. In the aggregate, the transaction results in the cancellation of approximately $108 million in principal amount of Existing Notes, the issuance at a discount of approximately 26% by the Company of approximately $171 million in principal amount of New Notes, and the issuance by the Company of Warrants to purchase four million shares of its common stock. The New Notes will have a cash coupon of 3% in the first three years and a cash coupon of 12% per year thereafter, which will provide the Company with additional liquidity in the near term as compared to the Existing Notes, which have a cash coupon of 4.75%.

“This transaction allows the Company to extend the maturity of approximately 50% of Savient’s existing debt, is cash neutral for the next three years to our interest payment obligations and provides an infusion of approximately $44 million in immediate net cash proceeds,” said David Y. Norton, the Company’s interim chief executive officer. “With this transaction, Savient believes that its cash and cash equivalents provide sufficient liquidity for at least the next two years.”

As previously disclosed, Tang Capital Partners has filed a creditor derivative action in the Court of Chancery of the State of Delaware seeking, among other things, a temporary restraining order against the Company’s consummation of the transactions described above. A hearing on Tang Capital Partners’ motion for a temporary restraining order was held yesterday, May 7, 2012, and the Court denied Tang Capital Partners’ motion for a temporary restraining order.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the proposed financing and debt restructuring transactions contemplated by the definitive agreements, the lawsuit by Tang Capital, and improvements in Savient’s liquidity are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to consummate the proposed financing and debt restructuring transactions contemplated by the definitive agreements; developments that may arise in the litigation with Tang Capital; our ability to commercialize KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; our ability to retain the personnel; our reliance on third parties to manufacture KRYSTEXXA; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payers and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-I

Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

SOURCE Savient Pharmaceuticals, Inc.

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